Exhibit 3.1

State of Delaware
Certificate of Incorporation
Wako Logistics Inc.

FIRST: The name of this Delaware Corporation is:
            Wako Logistics Inc.

SECOND: The name and address of the Corporation’s Registered Agent is:
             Corporate Creations Network Inc.
             1308 Delaware Avenue
             Wilmington, DE 19606
             New Castle County

THIRD: The purpose of the Corporation is to conduct or promote any lawful business or Purposes.

FOURTH: The Corporation shall have the authority to issue 100,000,000 shares of common stock, par value $.001 per share.

FIFTH: The directors shall be protected from personal liability to the fullest extent permitted by law.

SIXTH: The name and address of the incorporator is:
             Corporate Creations lnternational Inc.
             941 Fourth Street
            Miami Beach FL 33139

Seventh: This Certificate of Incorporation shall become effective on December 2, 2003.

/s/ Taide Baez

CORPORATE CREATIONS INTERNATIONAL INC.
Taide Baez, Vice President

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:36 AM 12/02/2003
Filed 11:36 AM 12/02/2003
SRV 030769189 — 3734306

Delaware
The First State

I, Harriet Smith Windsor, Secretary of State of the State of Delaware, do hereby certify the attached is a true and correct copy of the restated certificate of “WAKO LOGISTICS INC. “, changing its name from “WAKO LOGISTICS INC. ” to “WAKO LOGISTICS GROUP, INC.”, filed in this office on the eighth day of January, A.D. 2004, at 1:33 o’clock P.M.

A filed copy of this certificate has been forwarded to the New Castle County Recorder of Deeds.

/s/ Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State
3734306     8100                  AUTHENTICATION: 2865312
040013855                            DATE:01-12-04

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:33PM 01/08/2004
Filed 01:33 PM 01/08/2004
SRV 040013855 – 3734306

Restated Certificate of Incorporation
Of
Wako Logistics Inc.

WAKO LOGISTICS INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The present name of the corporation (hereinafter call the “Corporation”) is Wako Logistics Inc., which is the name under the corporation was originally incorporated; and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware is December 2, 2003.

2.	The certificate of incorporation of the corporation is hereby amended by striking out Articles FIRST, SECOND, THRD, FOURTH, FIFTH SIXTH and SEVENTH and by substituting in lieu thereof new Articles FIRST, SECOND, THRD, FOURTH, FIFTH SIXTH and SEVENTH and by adding new Articles EIGHTH AND NINETH, all of which are set forth in the Restated Certificate of incorporation hereinafter provided for.

3.	The provisions of the certificate of incorporation of the Corporation as heretofore amended and /or supplemented, and as herein amended, are restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of Wako Logistics Group, Inc. without any further amendments other than the amendments herein certified and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth. This Restated Certificate of Incorporation restates and integrates and further amends the certificates of incorporation of the Corporation by:

(a)	changing the name of the Corporation to Wako Logistics Group, Inc.;

(b)	changing its registered office in the State of Delaware;

(c)	changing its registered agent in the State of Delaware;

(d)	reducing its authorized number of shares from one hundred million (100,000,000) to sixty million (60,000,000) shares;

(e)	creating two classes of stock, common stock and preferred stock; and

(f)	adding a provision for the perpetual existence of the Corporation.

4.	The amendment and the restatement of the certificate of incorporation herein certified have been duly adopted by the shareholders in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware.

5.	The certificate of incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Restated Certificate of Incorporation, read as follows:

RESTATED
CERTIFICATE OF INCORPORATION
OF
WAKO LOGISTICS GROUP, INC.

First:	The name of the Corporation is Wako Logistics Group, Inc.

Second:	The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is The Corporation Service Company.

Third:	The nature of the business or purposes to be conducted or promoted is: To engage in any lawful act activity of which corporations may be organized under the General Corporation Law of Delaware.

Fourth:	The total number of shares of stock which the Corporation shall have authority to issue is sixty million (60,000,000), of which stock fifty-five million (55,000,000) shares of the par value of one-tenth of one cent ($.001) each, shall be Common Stock, and five million (5,000,000) shares of the par value of one-tenth of one cent ($.001) each, shall be Preferred Stock.

The powers, preferences and rights, and the qualifications, limitations and restrictions of the Corporation’s Common Stock and Preferred Stock are as follows:

(a)	holders of the Corporation’s Common Stock as a class, have equal ratable rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore and are entitled upon liquidation of the Company to share ratably in the net assets available for distribution, are not redeemable and have no pre-emptive or similar rights; and holders of the Corporation’s Common Stock have one non-cumulative vote for each share held of record on all matters to be voted on by the Corporation’s stockholders.

(b)	The shares of the Preferred Stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions hereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors. The Board of Directors is hereby expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of Preferred Stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

Fifth:	The Corporation is to have perpetual existence.

Sixth:	Whenever a compromise or arrangement is proposed between this Corporation and its Creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequences of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Seventh:	The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of 102 of the general Corporation Law of the State of Delaware, as the same may be amended and supplemented.

Eighth:	The Corporation shall, to the fullest extent permitted by the provisions of the 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Ninth:	From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions if this Article NINTH.

IN WITHNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer, this 8th day of January 2004.

By: /s/ Christopher Wood
     Name: Christopher WoodTitle:
President

Wako Logistics Group, Inc.
277 West 11th Street, #2F
New York, New York 10014

      To: State of Delaware
Secretary of State
Division of Corporations
SRV 030600593-3705327 File

      From: Wako Logistics Group, LLC
277 West 11th Street, #2F
New York, New York 10014

Dear Sirs,

Wako Logistics Group, LLC, a Delaware Limited Liability company, pursuant to the authorization and approval of its Board of Managers, hereby consents to the use of the name of Wako Logistics Group, Inc. by Wako Logistics Inc., a Delaware corporation. It is our understanding that Wako Logistics Inc. currently proposes to file a restated Certificate of Incorporation with the Delaware Secretary of state, which, among other things, will amend its corporate name to Wako Logistics Group, Inc. Wako Logistics Group, LLC likewise consents to the filing of such Restated Certificate of Incorporation for such purpose.

Please be advised that the companies are affiliated entities and have the same officers, and the use of the corporate name Wako Logistics Group, Inc. by the Delaware corporation will cause no harm to Wako Logistics Group, LLC.

Very truly yours,

/s/ Christopher Wood
Christopher Wood
Manager of Wako Logistics Group, LLC